Exhibit 5.1

Michael M. Stewart
Direct Tel: (405) 235-7747	michael.stewart@crowedunlevy.com
Direct Fax: (405) 272-5238

July 17, 2008

GMX Resources Inc.

9400 North Broadway, Suite 600

Oklahoma City, Oklahoma 73114

Re:	GMX Resources Inc.

Ladies and Gentlemen:

We have acted as counsel for GMX Resources Inc., an Oklahoma corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3, as amended (Registration No. 333-150368), including the documents incorporated by reference therein (the “Registration Statement”). We have also participated in the preparation of a preliminary prospectus supplement dated July 14, 2008 (together with the Base Prospectus, the “Preliminary Prospectus”) and a prospectus supplement dated July 17, 2008 (together with the Base Prospectus, the “Prospectus”) to the base prospectus dated June 25, 2008 included in the Registration Statement (the “Base Prospectus”) relating to the offering and sale of up to 2,000,000 shares (2,300,000 shares if the Underwriters exercise their over-allotment option in full) of Common Stock (the “Shares”), pursuant to an Underwriting Agreement dated July 17, 2008 (the “Underwriting Agreement”) by and among the Company and Jefferies & Company, Inc., as representative of the underwriters named therein (the “Underwriters”).

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Underwriting Agreement.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Company’s Restated Certificate of Incorporation, as amended (together with the related Certificates of Designation), and Amended and Restated Bylaws; (ii) the Registration Statement; (iii) the Prospectus; (iv) the Preliminary Prospectus; and (v) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. As to any facts material to the opinions contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

TULSA 500 KENNEDY BUILDING 321 SOUTH BOSTON AVENUE TULSA, OK 74103-3313 TEL: 918.592.9800 • FAX: 918.592.9801	OKLAHOMA CITY 20 NORTH BROADWAY, SUITE 1800 OKLAHOMA CITY, OK 73102-8273 TEL: 405.235.7700 • FAX: 405.239.6651	NORMAN THE HIPOINT OFFICE BUILDING 2500 SOUTH McGEE, SUITE 140 NORMAN, OK 73072-6705 TEL: 405.321.7317 • FAX: 405.360.4002

www.crowedunlevy.com

July 17, 2008

In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; and (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for as contemplated in the Underwriting Agreement, will be legally issued, fully paid and non-assessable.

We are members of the bar of the State of Oklahoma. The opinions expressed herein are limited exclusively to the federal laws of the United States of America and the laws of the State of Oklahoma, and we express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name in the Base Prospectus and the Prospectus forming a part of the Registration Statement in each case under the caption “Legal Matters.” By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC issued thereunder.

No opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion is based upon the law in existence on the date of this letter, and we assume no responsibility or obligation to monitor any change in any such law or to modify this opinion as a result thereof.

Very truly yours,

Crowe & Dunlevy, A Professional Corporation

By:	/s/ Michael M. Stewart
Michael M. Stewart
For the Firm